EXHIBIT 4.1
EXECUTION COPY
AGREEMENT OF SUBSTITUTION AND
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     AGREEMENT OF SUBSTITUTION AND AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of December 19, 2005 (this “Rights Agreement Amendment”), between Pegasus Solutions, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York banking corporation (“AST”).
     WHEREAS, the Company entered into a Rights Agreement, dated as of September 28, 1998 (the “Rights Agreement”) with American Securities Transfer & Trust, Inc. (the “Predecessor Agent”) as rights agent; and
     WHEREAS, the Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement; and
     WHEREAS, the Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent; and
     WHEREAS, concurrently herewith, the Company, Perseus Holding Corp., a Delaware corporation (“Parent”), and 406 Acquisition Corp., a Delaware corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”); and
     WHEREAS, the Distribution Date (as defined in the Rights Agreement) has not occurred; and
     WHEREAS, Parent and Merger Sub are entering into the Merger Agreement in reliance on and in consideration of the terms of this Rights Agreement Amendment; and
     WHEREAS, pursuant to Sections 27 and 29 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing, and the Company has directed AST to evidence such amendment in writing.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, the Company hereby amends the Rights Agreement as follows:
1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
     “Notwithstanding anything in this Agreement to the contrary, neither Parent, Merger Sub, nor any of their respective Affiliates shall be deemed to be an Acquiring Person solely by virtue of (i) the approval, execution, delivery or performance of the

Merger Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by and pursuant to the Merger Agreement.”
2. Amendment of Section 1(u). Section 1(u) of the Rights Agreement is amended to add the following sentence at the end thereof:
     “Notwithstanding anything in this Agreement to the contrary, a Flip-in Event shall not be deemed to have occurred solely as the result of (i) the approval, execution, delivery or performance of the Merger Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by and pursuant to the Merger Agreement.”
3. Amendment of Section 1(w). Section 1(w) of the Rights Agreement is amended to add the following sentence at the end thereof:
     “Notwithstanding anything in this Agreement to the contrary, a Flip-over Event shall not be deemed to have occurred solely as the result of (i) the approval, execution, delivery or performance of the Merger Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by and pursuant to the Merger Agreement.”
4. Amendment of Section 1(mm). Section 1(mm) of the Rights Agreement is amended to add the following sentence at the end thereof:
     “Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger or any of the other transactions contemplated by and pursuant to the Merger Agreement, or (iii) the public announcement of or filing of any report pursuant to Section 13(d) under the Exchange Act in connection with the foregoing clause (i) or (ii).”
5. Amendment of Section 1. Section 1 of the Rights Agreement is amended to add the following at the end thereof:
(rr)	“Merger” shall mean the merger of the Company and Merger Sub pursuant to the Merger Agreement.

(ss)	“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of December 19, 2005, by and among the Company, Parent and Merger Sub.

(tt)	“Merger Sub” shall mean 406 Acquisition Corp., a Delaware corporation.

(uu)	“Parent” shall mean Perseus Holding Corp., a Delaware corporation.

6. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
     “Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the approval, execution, delivery or performance of the Merger Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by and pursuant to the Merger Agreement.”
7. Amendment of Section 13. Section 13(d) of the Rights Agreement is amended to add the following sentence at the end thereof:
     “The provisions of this Section 13 shall not apply to (i) the approval, execution, delivery or performance of the Merger Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by and pursuant to the Merger Agreement.”
8. Amendment of Section 21. Section 21 of the Rights Agreement is amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.
9. Amendment of Section 26. Section 26 of the Rights Agreement is amended to provide that notices or demands to be given or made on the rights agent shall be addressed as follows:
AMERICAN STOCK TRANSFER & TRUST COMPANY
59 Maiden Lane
New York, NY 10038
Attention: Corporate Trust Department
Telecopier: (718) 921-8310
10. Addition of Section 35. The Rights Agreement is amended to add the following Section 35 to the Rights Agreement:
     “Section 35. Termination. Immediately prior to the effective time of the Merger, (i) this Agreement shall be terminated and be without any further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder, (iii) the Rights shall expire and become null and void and (iv) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including without limitation the right to purchase or otherwise acquire shares of the Common Stock or any other securities of the Company.”
11. Appointment of Rights Agent. Pursuant to Section 21 of the Rights Agreement, the Company hereby appoints AST as rights agent, and AST hereby accepts the appointment as rights agent, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement. From and after the date hereof, each and every reference in the Rights Agreement shall be deemed to be a reference to AST.

12. Effectiveness. This Rights Agreement Amendment shall be deemed effective as of the date first written above. This Rights Agreement Amendment has been duly authorized and executed by the parties hereto and is in full force and effect. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
13. Severability. If any term, provision, covenant or restriction of this Rights Agreement Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
14. Governing Law. This Rights Agreement Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within Delaware.
15. Counterparts. This Rights Agreement Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement Amendment to be duly executed by their respective authorized officers, all as of the day and year first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Karen Trachtenberg

Name:	Karen Trachtenberg

Title:	Vice President

PEGASUS SOLUTIONS, INC.

By:	/s/ John F. Davis, III

Name:	John F. Davis, III

Title:	Chairman and Chief Executive Officer